Xinhua Financial Network  Ltd.
2003-5 Vicwood Plaza
199 Des Voeux Road Central
Hong Kong

October 28, 2005

Nutra Pharma Corp.

3473 High Ridge Road

Boynton Beach, Florida 33426

Gentlemen:

Reference is made to the Agreement, dated September 30, 2005, between Xinhua Financial Network Ltd. (“XFN”) and Nutra Pharma Corp. (the “Company”).

Based upon the foregoing, we are pleased to set forth the terms of the retention of XFN by the Company.

1.

XFN will assist the Company as the Company’s non-exclusive consultant in connection with the following proposed activities:

(a)

introduce the Company to potential strategic and operational partners, as well as suppliers, manufacturers, customers, and other relationships in The People’s Republic of China (“China”) and elsewhere in Asia; and

(b)

otherwise assist the Company with advancing it’s the business objectives of the Company in China and elsewhere in Asia.

2.

In connection with XFN’s activities on the Company’s behalf, XFN will familiarize itself with the business, operations, properties, financial condition, and prospects of the Company.  In connection with its role as the Company’s advisor, XFN would expect its services to include such additional advisory and related services as may be mutually agreed upon by XFN and the Company.  The retention by the Company of XFN as consultant and advisor as heretofore described shall be for a period beginning on the date of this letter until October 28, 2006 (the “Term”), subject to Paragraph 7 below.

3.

In connection with XFN’s activities on the Company’s behalf, the Company will cooperate with XFN and will furnish XFN with all information and data concerning the Company (the “Information”) which XFN deems appropriate and will request that the Company provide XFN with access to the Company’s officers, directors, employees, independent accountants, and legal counsel.  The Company further represents and warrants that any projections provided by it to XFN will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company acknowledges and agrees that, in rendering its services hereunder, XFN will be using and relying on the Information without independent verification thereof by XFN or independent appraisal by XFN of any of the Company’s assets.  XFN does not assume responsibility for any information regarding the Company.  Any advice rendered by XFN pursuant to this Agreement may not be disclosed publicly, except to the Company, without our prior written consent.

4.

In consideration of its services pursuant to this Agreement, XFN shall be entitled to receive, and the Company agrees to pay XFN, such compensation as to which the parties shall agree in writing from time to time.  Notwithstanding the foregoing, the parties anticipate that such compensation will be on the revenue of a mutually agreeable allocation of revenue based upon, among other things, the nature of the transaction in question, the amount, difficulty, and nature of the services performed by XFN, and other consideration, including, without limitation, economic consideration.  The terms of any compensation that XFN and the Company agree upon shall be memorialized in writing and executed by an officer of each of XFN and the Company and attached to this letter and such terms shall be incorporated herein and made a part hereof.

5.

XFN shall be responsible for expenses incurred thereby in connection with its retention hereunder.

6.

the Company agrees to indemnify XFN in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein and made a part hereof.

7.

This Agreement shall terminate at the expiry of the Term.  The parties agree to use good faith in negotiating to renew an agreement on terms substantially similar to the terms set out in this Agreement or any other terms that may be agreed between them prior to expiry of the Term.  During the Term either party hereto may terminate this Agreement at any time upon 30 days’ prior written notice, without liability or continuing obligation, except as set forth in the following sentence.  Neither termination of this Agreement nor completion of the assignment contemplated hereby shall affect: (i) any compensation earned by XFN up to the date of termination or completion, as the case may be, including the entirety of the consulting fees referenced in Paragraph 3 hereof; (ii) the reimbursement of expenses incurred by XFN up to the date of termination or completion, as the case may be, (iii) the provisions of Paragraphs 3 through 7 of this Agreement and (iv) the Indemnification Provisions attached as Annex A hereto which are incorporated herein, all of which shall remain operative and in full force and effect.

8.

The validity and interpretation of this Agreement shall be governed by the law of the State of New York applicable to agreements made and to be fully performed therein. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court located in New York, New York, for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company and (i) hereby irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.  The Company hereby waives, and agrees not to assert in any such suit, action, or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to the Company’s property or (c) any such suit, action, or proceeding is brought in an inconvenient forum.

9.

The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10.

For the convenience of the parties hereto, any number of counterparts of this Agreement may be executed by the parties hereto.  Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.  This Agreement may not be modified or amended except in writing signed by the parties hereto.

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October 28, 2005

Page

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

XINHUA FINANCIAL NETWORK LTD.

By:  /s/ Gordon Lau

      Name:  Gordon Lau

      Title:  CFO

Confirmed and Agreed to as of

this 28th day of October 2005

NUTRA PHARMA CORP.

By:  Rik J Deitsch

      Name: Rik J Deitsch

      Title:  President / CEO

October 28, 2005

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Annex A

October 28, 2005

Page

INDEMNIFICATION PROVISIONS

Nutra Pharma Corp. (“the Company”), agrees to indemnify and hold harmless Xinhua Financial Network Ltd. (“XFN”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which XFN is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with XFN’s acting for the Company, including, without limitation, any act or omission by XFN in connection with its acceptance of or the performance or non-performance of its obligations under the letter agreement dated October 28, 2005, between XFN and the Company, as it may be amended from time to time (the “Agreement”); provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the willful misconduct of XFN. The Company also agrees that XFN shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of XFN, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from XFN’s willful misconduct.

These Indemnification Provisions shall be in addition to any liability which the Company may otherwise have to XFN or the persons indemnified below in this sentence and shall extend to the following: XFN, its affiliated entities, directors, officers, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws).  All references to XFN in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which XFN proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by XFN to notify the Company shall not relieve the Company from its obligations hereunder.  XFN shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses, and disbursements of such counsel; and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company.  The Company shall be liable for any settlement of any claim against XFN made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of XFN, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to XFN of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and XFN, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and XFN, on the other hand, and also the relative fault of the Company, on the one hand, and XFN on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered.  No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.  Notwithstanding the foregoing, XFN shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by XFN pursuant to the Agreement.

Neither termination nor completion of the engagement of XFN referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.